SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Freshpet, Inc.

(Name of Registrant as Specified in Its Charter)

JANA Partners LLC

JANA Partners Management, LP

Barry Rosenstein

Scott Ostfeld

Diane Dietz Suciu

Timothy R. McLevish

Kurt T. Schmidt

Ginger Gorden

James Lillie

Carsten Charles (CC) Sabathia, Jr.

Dwyane Wade

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On May 24, 2023, JANA Partners LLC issued a press release regarding Freshpet, Inc. (the "Company"), which is reproduced in Exhibit 1 hereto. Relevant information regarding the Participants (as defined below) and their direct or indirect interests, by security holdings or otherwise, with respect to the Company is provided in Exhibit 2 hereto.

Exhibit 1

JANA PARTNERS TO NOMINATE FOUR HIGHLY QUALIFIED DIRECTORS TO FRESHPET BOARD

Believes Change is Urgently Needed at Freshpet Due to Incumbent Board’s Failure of Oversight and Diversion of Corporate Resources, Reckless Capital Allocation, Deteriorating Performance and Substantial Erosion of Shareholder Value

Believes Actions of a Majority of Independent Directors – David Basto, Olu Beck, Charles Norris, Daryl Brewster and Walter George – Call into Question Board’s Ability to Govern

JANA’s Nominees – Diane Dietz, Timothy McLevish, Scott Ostfeld and Kurt Schmidt – Are Committed to Restoring Credibility by Properly Overseeing Management and Capital Allocation, Addressing Problematic Governance and Objectively Evaluating Potential Buyer Interest

NEW YORK, May 24, 2023 – JANA Partners (“JANA”) today announced that it will be nominating four highly qualified candidates to Freshpet, Inc.’s (“Freshpet” or the “Company”) (NASDAQ:FRPT) Board of Directors (the “Board”) for the 2023 Annual Meeting of Stockholders (“Annual Meeting”).

JANA’s nominees bring extensive experience as executives and public company board members in the consumer sector.

•	Diane Dietz, Former Chief Executive Officer of Rodan & Fields, EVP & Chief Marketing/Merchandising Officer of Safeway and EVP at Procter & Gamble. She currently serves as a director of Whirlpool.
•	Timothy McLevish, Former Chief Financial Officer of Kraft Foods and Walgreens, and former Executive Chairman of Lamb Weston and director of Conagra Brands.
•	Scott Ostfeld, Managing Partner and Portfolio Manager of JANA Partners. He currently serves as a director of TreeHouse Foods and previously served as a director of Conagra Brands.
•	Kurt Schmidt, Former Chief Executive Officer of Blue Buffalo, Chief Executive Officer of Cronos Group, deputy EVP at Nestle and Chief Executive Officer of Gerber Products. He currently serves as a director of Campbell Soup Company and previously served as a director of Blue Buffalo.

JANA today issued the following public letter to Freshpet shareholders:

May 24, 2023

Dear Fellow Shareholders:

JANA, along with our affiliates and partners, owns 9.3% of Freshpet, making us the Company’s largest shareholder. Freshpet has consistently struggled to execute and failed to achieve its potential, leading to a 74% decline in its stock price in the year prior to our involvement in the Company.

We believe Freshpet’s pattern of missteps stems directly from a Board that has disregarded its most basic duties to shareholders. While recent management changes are a step in the right direction, we have observed a Board that has, over multiple years, failed to properly supervise management as performance worsened, liquidity deteriorated and shareholder value plummeted. Worse still, these problems unfolded while more than half of Freshpet’s independent directors pursued outside interests with corporate resources and key members of management.

 Freshpet Board’s Repeated Dereliction of Duty

We believe the Board has failed in its duty to shareholders, including by:

•	Recklessly deploying capital, including rubber stamping management’s $1+ billion CapEx program without articulating a credible plan to fund it, while at the same time investing tens of millions of dollars of shareholder capital in an unrelated money-losing venture;
•	Creating liquidity problems by failing to secure adequate capital for its budgeted CapEx program and then allowing the Company to fall out of compliance with its debt covenants;
•	Choosing – after months of discussing a capital raise – a highly fragile moment in the capital markets, only days after the chaotic collapses of Silicon Valley Bank and Signature Bank, to raise needed capital through an equity-linked convertible bond, in the process reneging on its commitment not to raise equity;[1]
•	Allowing Freshpet management to repeatedly overpromise and underdeliver, highlighted by management consistently missing profitability guidance, reducing long-term margin targets and overseeing gross margin declines for five consecutive years, including a cumulative 1,300+ bps decline in gross margin and 600+ bps decline in EBITDA margin from 2019 to 2022;
•	Installing a misaligned management compensation program that has resulted in incentive compensation struck at ~$143 per share (more than 100% above the current stock price);
•	Allowing key members of Freshpet leadership – the Company’s President & COO and its Vice Chairman – to found, hold executive roles and devote time and Company resources to another company, Hive Brands (“Hive”), which offers competing products; [2]
•	Permitting two Board members – David Basto and Olu Beck – to benefit from Hive’s success by serving as a director and a formal advisor, respectively, and appearing in Hive fundraising / marketing materials;
•	Allowing director David Basto, a Partner at Carlyle, to also serve on the board of Compana Pet Brands, a Carlyle portfolio company that offers competing products; and
•	Allowing long-time Freshpet directors – newly promoted Chairman Walter George, retiring Chairman Charles Norris and Compensation Committee Chairman Daryl Brewster – to utilize Freshpet’s Vice Chairman as the Chief Financial Officer of a blank check company they registered to launch (on top of allowing him to simultaneously serve as Chief Financial Officer of Hive).[3]

Freshpet Board’s Extraordinary Efforts to Avoid Accountability

JANA invested in Freshpet in September 2022 to help address the Company’s underperformance, capital allocation and governance, prompting Cowen research to note that “Jana's position potentially invites a much-needed narrative shift for the stock”4 and leading to a 16% one-day increase in Freshpet’s stock price. Indeed, following JANA’s investment, Freshpet’s share price saw a sustained and dramatic reversal of its downward trajectory, with the stock significantly appreciating in the month following our involvement and its price rising more than 70% to $67.35 per share in the eight months since.5

 ____________________________

1 “[W]e believe investors were blindsided again on a capital raise.” (Oppenheimer, 3/14/23).

2 https://nypost.com/2022/10/16/freshpet-investors-howl-as-execs-work-for-rival-pet-food-seller.

3 https://www.sec.gov/Archives/edgar/data/1842311/000121390021015215/fs12021_transformational.htm.

4 Cowen, 9/22/22.

5 “FRPT shares are down 64% over the last 12 months but recovered 36% in the last month as activist Jana Partners     announced a 10% stake on 9/22.” (Jefferies, 10/20/22).

Unfortunately, rather than acknowledge the core governance issues and undertake remediation actions, including our suggested addition of new directors not hand-picked by the Board, Freshpet is instead attempting to avoid shareholder accountability by taking actions to entrench the Board, including:

•	Abruptly scheduling the Annual Meeting in July, more than two months earlier than prior years, in a thinly veiled effort to compromise the ability of shareholders to nominate directors and pursue Board change;
•	Improperly reducing the number of Board seats up for election in 2023 by removing one director slot from the 2023 Board class;
•	Appointing as Chairman Walter George, the head of Freshpet’s Nominating and Governance Committee who directly oversaw the Company’s litany of governance failures;
•	Appointing a new director who, while a highly capable supply chain executive, is insufficient to address Freshpet’s governance and capital allocation issues, having never served on a public company board and who comes with an overlapping private board with the new Chairman;
•	Undermining Freshpet’s claim to be ‘de-classifying’ the Board beginning in 2023 by appointing the newly added director to the 2024 class; and
•	Taking action directly at odds with the Company’s prior declarations that it “recognizes the benefit of providing stockholders an annual opportunity to express their satisfaction or dissatisfaction with the actions of the Board” and that “the Board believes it is important for it to maintain stockholder confidence by demonstrating that it is responsive and accountable to stockholders.”[6]

JANA’s Director Nominees Bring Much Needed Change

To address the damage Freshpet’s Board has already inflicted on shareholders and help the Company achieve its full potential, we are nominating Diane Dietz, Timothy McLevish, Scott Ostfeld and Kurt Schmidt to Freshpet’s Board at the Annual Meeting. We believe these four highly qualified director candidates are far better equipped to oversee management, governance and capital allocation, address conflicts of interest by putting a stop to corporate resources being diverted toward management and Board member pet projects, and evaluate potential buyer interest in the Company.

Sincerely,

Barry Rosenstein Managing Partner & Portfolio Manager JANA Partners	Scott Ostfeld Managing Partner & Portfolio Manager JANA Partners

 ____________________________

6 https://www.sec.gov/Archives/edgar/data/1611647/000114036121028195/nc10025859x3_def14a.htm.

Director Nominee Biographies

Diane Dietz

Ms. Dietz is a long-time consumer sector executive and public company board member whose industry experience has included serving as Chief Executive Officer of Rodan & Fields, EVP & Chief Marketing/Merchandising Officer of Safeway and EVP at Procter & Gamble. Ms. Dietz serves as a public company director of Whirlpool Corp.

Timothy McLevish

Mr. McLevish is a long-time consumer sector executive and public company board member whose industry experience has included serving as Chief Financial Officer of Kraft Foods, Chief Financial Officer of Walgreens and Executive Chairman of Lamb Weston. He has also served as the Chief Financial Officer of Carrier Global and Chief Financial Officer of Ingersoll Rand. Mr. McLevish has served as a public company director of Conagra Brands, Lamb Weston, R.R. Donnelley & Sons, Kennametal and URS Corp.

Scott Ostfeld

Mr. Ostfeld is Managing Partner and Portfolio Manager of JANA Partners, where he has nearly 20 years of experience enhancing value as an engaged shareholder including in consumer companies such as Whole Foods, PetSmart, Safeway, Tiffany, Walgreens, Callaway, Pinnacle Foods, Conagra Brands, Bloomin’ Brands and TreeHouse Foods. Mr. Ostfeld serves as a public company director of TreeHouse Foods and previously served as a public company director of HD Supply, TeamHealth and Conagra Brands.

Kurt Schmidt

Mr. Schmidt is a long-time consumer sector executive and public company board member whose industry experience has included serving as Chief Executive Officer of Blue Buffalo, Chief Executive Officer of Cronos Group, deputy EVP at Nestle responsible for Nestle Nutrition and Chief Executive Officer of Gerber Products. Mr. Schmidt serves as a public company director of Campbell Soup Company and previously served as a public company director of Blue Buffalo.

About JANA Partners

JANA Partners was founded in 2001 by Barry Rosenstein. JANA invests in undervalued public companies and engages with management teams and boards to unlock value for shareholders.

Contacts:

Media
Gasthalter & Co.
Jonathan Gasthalter/Nathaniel Garnick

JANA@gasthalter.com

Investors
IR@janapartners.com

Important Information

JANA Partners LLC, JANA Partners Management, LP, JANA Strategic Investments Benchmark Master Fund, L.P., and Barry Rosenstein (“collectively JANA”), and Scott Ostfeld, Diane Dietz, James Lillie, Timothy R. McLevish, Kurt T. Schmidt, Dwyane Wade, Carsten Charles (CC) Sabathia, Jr. and Ginger Gorden (collectively, and together with JANA, the "Participants") intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GREEN proxy to be used in connection with the solicitation of proxies from the stockholders of Freshpet, Inc. (“Freshpet” or the “Company”) in connection with the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies, each in connection with the 2023 Annual Meeting, by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in an exhibit to the Schedule 14A filed by the Participants with the SEC on May 24, 2023. This document is available free of charge from the source indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “will,” “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. JANA disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Exhibit 2

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

JANA (as defined below), together with the other Participants (as defined below), intend to file a definitive proxy statement and accompanying GREEN proxy card with the SEC to be used to solicit proxies for votes (a "Proxy Solicitation") regarding the election of its slate of director nominees and other proposals that may come before the 2023 annual meeting of stockholders of Freshpet, Inc. (the "Company").

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED AT (877) 750-8310 (TOLL-FREE FROM THE U.S. AND CANADA) OR +1 (412) 232-3651 (FROM OTHER LOCATIONS).

The "Participants" in any future Proxy Solicitation are anticipated to be: (i) JANA Strategic Investments Benchmark Master Fund, L.P., a Cayman Islands exempted limited partnership ("JANA Benchmark"), (ii) JANA Partners Management, LP, a Delaware limited partnership (the "JANA Management"); (iii) JANA Partners LLC, a Delaware limited liability company ("JANA Partners" and, together with JANA Benchmark and JANA Management, "JANA"); (iv) Barry Rosenstein, (v) Scott Ostfeld, (vi) Diane Dietz ("Ms. Dietz"), (vii) Timothy R. McLevish ("Mr. McLevish"), (viii) Kurt T. Schmidt ("Mr. Schmidt"), (ix) Ginger Gorden ("Ms. Gorden"), (x) James Lillie ("Mr. Lillie"), (xi) Carsten Charles (CC) Sabathia, Jr. ("Mr. Sabathia"), and (xii) Dwyane Wade ("Mr. Wade").

As of the date hereof, The Participants may be deemed to beneficially own, in the aggregate, 4,454,238 shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") as follows: (a) 4,309,201 shares of Common Stock are beneficially owned by each of JANA Management and JANA Partners; (b) 68,000 shares of Common Stock are beneficially owned by Ms. Dietz; (c) 24,000 shares of Common Stock are beneficially owned by Mr. McLevish; (d) 1,744 shares of Common Stock are beneficially owned by Mr. Schmidt; (e) 1,615 shares of Common Stock are beneficially owned by Ms. Gorden; (f) 40,800 shares of Common Stock are beneficially owned by Mr. Lillie; (g) 2,586 shares of Common Stock are beneficially owned by Mr. Sabathia; and (h) 6,292 shares of Common Stock are beneficially owned by Mr. Wade.

JANA, Ms. Dietz, Mr. Lillie, Mr. McLevish, Mr. Schmidt, Mr. Wade, Mr. Sabathia and Ms. Gorden may be deemed a "group" as defined in Rule 13d-5 under the Exchange Act. JANA expressly disclaims beneficial ownership of the shares of Common Stock held by each of the other Participants, who, likewise, expressly disclaim beneficial ownership of the shares of Common Stock held by the other Participants.